EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact Information
Gregg A. Waldon
Chief Financial Officer
gregg.waldon@softbrands.com
612 851 1805

Tim Dolan
Investor Relations
timothy.dolan@icrinc.com
617 956 6727

SOFTBRANDS RECEIVES NONCOMPLIANCE NOTIFICATION FROM AMEX

MINNEAPOLIS – November 13, 2006 – SoftBrands, Inc. (AMEX:SBN), a global supplier of enterprise application software, announced today that it has received a notice from the American Stock Exchange (“Amex”), indicating that the company has failed to satisfy certain of the AMEX’s continued listing standards.

Specifically, the AMEX noted that SoftBrands did not satisfy the AMEX listing standard under sections 134 and 1101 due to the failure to file the required amendment to its Form 8-K reporting the acquisition of MAI Systems Corporation.  The amendment, to include financial information relating to the acquired company, was due within 71 days of filing the initial Form 8-K.  The complete, accurate and timely filing of reports required to be filed by the SEC is a condition for SoftBrands’ continued listing on the AMEX.

SoftBrands currently believes that the related 8-K amendments will be filed on or before December 6, 2006, based in part on consultation with its independent public accountants.  SoftBrands has discussed the issue with its representative at the AMEX and it will submit a plan of compliance consistent with such timetable, which will be subject to AMEX review and approval.  If SoftBrands does not correct the late filing by January 7, 2007, it has been advised by the AMEX that it will commence delisting proceedings.

About SoftBrands

SoftBrands, Inc. is a leader in providing software solutions for businesses in the manufacturing and hospitality industries worldwide. The company has established a global infrastructure for distribution, development and support of enterprise software, and has approximately 5,000 customers in more than 100 countries actively using its manufacturing and hospitality products. SoftBrands, which has nearly 900 employees, is headquartered in Minneapolis, Minn., with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at http://www.softbrands.com .